EXHIBIT 10.2.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement ("Amendment") is made effective as of the date signed ("Effective Date") by and between DSW Inc., an Ohio corporation (the "Company") and Debbie L. Ferree (the "Executive");

WHEREAS, Company and Executive are parties to a certain Employment Agreement effective November 22, 2004 (the "Employment Agreement") as amended by that certain First Amendment to Employment Agreement dated December 31, 2007 (collectively the "Agreement");

WHEREAS, Company and Executive have agreed to amend certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained, and intending to be legally bound hereby, Company and Executive agree that the Agreement is amended as follows:

1. Section 5.06 of the Agreement is hereby amended by replacing subsection [4] in its entirety with the following:

[4] Equity Incentive. Subject to the terms of the DSW Inc. 2005 Equity Incentive Plan, the DSW Inc. 2014 Equity Incentive Plan, any future shareholder approved Company equity plan, and any applicable agreement, the Executive shall have the following rights:

i. For purposes of this Amendment, "Award" means any award granted under the DSW Inc. 2005 Equity Incentive Plan, the DSW Inc. 2014 Equity Incentive Plan, any future shareholder approved Company equity plan, and any other agreement, as such term is defined in the applicable plan.

ii. Executive may exercise any outstanding Awards that are vested on the date of termination Without Cause.

iii. With respect to Awards that would vest solely upon the passage of time and such vesting date would occur within the 12 month period following the date of termination Without Cause, such Award shall vest and, if applicable, be awarded to Executive as of the date of termination Without Cause.

iv. With respect to Awards that would vest upon the satisfaction of a specified requirement, or upon satisfaction of the passage of time and satisfaction of a specified requirement; in the event that all such requirements are satisfied prior to the expiration of the 12 month period following the date of termination Without Cause, such Award shall vest and be awarded to Executive upon the satisfaction of all applicable requirements. In any event, Executive must exercise any vested Awards during the three month period following the date of vesting.

2. Except as specifically amended by the provisions of this Amendment, all terms of the Agreement are unmodified and remain in full force and effect.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the
Company has caused these presents to be executed in its name and on its behalf.

Date:	February 12, 2016	By:	/s/ Deborah L. Ferree
Deborah L. Ferree
Executive

		By:	/s/ Thomas Jessep
Thomas Jessep
SVP, Human Resources